Exhibit 10.2

DATED	[•] November 2015

(1)  LONGBRIDGE RECRUITMENT 360 LIMITED

(2)  [____]

(3) STAFFING 360 SOLUTIONS, INC.

AGREEMENT for the sale and purchase of shares in JM GROUP limited

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DATE	4 November 2015

PARTIES

(1)	LONGBRIDGE RECRUITMENT 360 LIMITED, a company registered in England and Wales with company number 06745176 whose registered office is at 18 King William Street, London EC4N 7BP (the “Buyer”);

(2)	[•] (the “Seller”); and

(3)	STAFFING 360 SOLUTIONS, INC., a company registered in State of Nevada with company number 4447620 whose registered office is at 641 Lexington Ave, Suite 1526, New York, NY 10022, United States of America ("Staffing 360").

RECITAL

The Seller is the legal and beneficial owner of [•] ordinary shares of £0.01 each (the "Shares") in the capital of JM Group Limited (the "Company"), being [•] per cent. of the ordinary shares in the Company (the "Shareholding Percentage"). The Seller has agreed to sell her legal and beneficial ownership in the Shares to the Buyer on the terms of this Agreement.

IT IS AGREED

1.	Definitions and interpretation

1.1	“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

1.2	"Group" means the Company and its subsidiaries.

1.3	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.4	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5	A reference to one gender shall include a reference to the other genders.

1.6	Words in the singular shall include the plural and vice versa.

1.7	A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.8	“Writing” or “written” includes faxes but not e-mail.

1.9	Where the words “include(s)”, “including” or “in particular” are used in this Agreement, they are deemed to have the words “without limitation” following them. The words “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.10	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

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2.	Sale and purchase

2.1	The Seller hereby irrevocably and unconditionally agrees to sell, and the Buyer hereby agrees to purchase, the Shares with effect from the date of this Agreement in accordance with the terms of this Agreement. This Agreement will be completed at the same time as the Main Agreement (as defined in clause 2.3 below).

2.2	The Seller covenants with the Buyer that the Shares shall be sold with full title guarantee as legal and beneficial owner free from all options, liens, charges, equities, encumbrances and other third party rights of any nature ("Encumbrances") and with all accrued benefits and rights attached (or may in the future attach) to them as at the date of this Agreement.

2.3	The Seller irrevocably consents to the transfer of all of the shares in the capital of the Company to be transferred pursuant to the share sale and purchase agreement made by and between Louise Smith, the Poppy Trust, Stuart Milton, Helpsonic Ltd Pension Fund, the Buyer and Staffing 360 dated same date as this Agreement (the "Main Agreement").

2.4	The Seller hereby waives and agrees to procure the waiver by any third party of any pre-emption or similar right which may exist in relation to the sale and purchase of all of the shares in the capital of the Company to the Buyer under the articles of association of the Company or otherwise.

3.	Purchase Price

3.1	The purchase price for the Shares (the "Purchase Price") shall be as follows:

3.1.1	an initial cash payment in the amount shown in column 3 of the schedule (“Initial Cash Payment”);

3.1.2	a second payment (the "Second Payment") to be satisfied at Completion by the issue of the number of promissory notes in the Buyer ("Loan Notes"), credited as fully paid, set out in column 4 of the schedule; and

3.1.3	a deferred cash payment (the "Actual Third Cash Payment"), the maximum amount of which of which is set out in column 5 of the schedule (“Third Cash Payment”) to be paid upon final agreement or determination of the amount of gross profit made by the Group in the twelve months ending on the date which is the first anniversary of the completion of the sale of the Company to the Buyer pursuant to the terms of the Main Agreement (the "First Year Gross Profit").

3.2	The majority of the Company’s shares are transferring to the Buyer under the Main Agreement. The Seller acknowledges that under the terms of the Main Agreement:

3.2.1	if the Group’s net assets at the date of sale of its shares to the Buyer are found to be less than the net asset value estimate set out in the Main Agreement (the "NAV Difference"), then the Seller will be required to refund to the Buyer an amount that is equivalent to the Shareholding Percentage of the NAV Difference, which shall be satisfied by a reduction in the amount of the Second Payment under the Loan Notes;

3.2.2	if the First Year Gross Profit is less than 90 percent of the aggregate gross profit in the twelve months ending on the date of completion of the Main Agreement (the "Pre-Completion Year Gross Profit") then the Actual Third Cash Payment shall be the Third Cash Payment reduced by an amount that is equivalent to the Shareholding Percentage of the difference between the First Year Gross Profit and the Pre-Completion Gross Profit.

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3.3	Any payment made to Boodle Hatfield LLP for the Seller under the terms of this Agreement will be deemed to be made to the Seller and will absolutely discharge the Buyer from the payment obligation and the Buyer shall not be obliged to review the application of any such payment.

3.4	Staffing 360, as primary obligor, irrevocably and unconditionally:

3.4.1	guarantees, by way of a continuing guarantee to the Seller, the payment and performance by the Buyer, when due, of the amounts due and payable under this agreement; and

3.4.2	undertakes to pay within 14 Business Days of demand by the Seller, any part of the Purchase Price which the Buyer is due and liable to pay under this agreement, if the Buyer fails to pay such part of the Purchase Price when due and liable to pay it in accordance with this agreement, in the manner prescribed in this agreement as if it were the Buyer.

3.5	The obligations of Staffing 360 under clause 3.4 will not, in any way, be released, prejudiced, diminished or affected by any of the following:

3.5.1	any amendment to this agreement;

3.5.2	any time, forbearance or indulgence granted to the Buyer or any other person;

3.5.3	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Buyer or any other person; or

3.5.4	any legal limitation, disability or other circumstance relating to the Buyer or any unenforceability or invalidity of any obligation of the Buyer under this agreement.

3.6	The guarantee contained in clause 3.4 will remain in full force and effect until all the amounts and obligations referred to in clause 3.4 have been irrevocably paid and discharged in full.

4.	Completion and Initial Payment and Second Payment

4.1	Completion of the sale and purchase of the Shares is conditional on, and shall take effect at the same time as, completion under the Main Agreement (“Completion”).

4.2	At Completion, the Seller shall deliver to the Buyer:

4.2.1	a stock transfer form in respect of the Shares duly completed in favour of the Buyer (or such persons as the Buyer may direct);

4.2.2	the original share certificate in respect of the Shares (or an indemnity in respect of the share certificate if it cannot be handed over at Completion);

4.2.3	a certified copy of any power of attorney under which this Agreement or any transfers or other documents referred to in this Agreement is executed on behalf of the Seller; and

4.2.4	an irrevocable power of attorney in the agreed form executed by the Seller in favour of the Buyer and its directors to enable the Buyer (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose.

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4.3	At Completion, the Buyer shall:

4.3.1	pay the Initial Cash Payment to the Seller by way of telegraphic transfer to the following account: Boodle Hatfield LLP Client Account, Coutts & Co, account number 04695887, sort code: 18-00-02; and

4.3.2	issue the Loan Notes to the Seller.

5.	Third Cash Payment

The Actual Third Cash Payment shall be paid by the Buyer:

6.1	on or before the date falling 5 Business Days after the date on which the Earn-Out Payment (as defined in the Main Agreement) becomes final and binding under the terms of the Main Agreement; and

6.2	on the relevant date, paying the Actual Third Cash Payment by telegraphic transfer of immediately available funds to the account referred to in clause 4.3.

6.	Warranties

6.1	The Seller hereby warrants to the Buyer that:

6.1.1	she is the legal and beneficial owner of the Shares and she is transferring the shares free from all Encumbrances;

6.1.2	she has all requisite power and authority to enter into this Agreement and that she does not require the consent of any third party in relation to the transfer of the Shares other than pursuant to the articles of association of the Company;

6.1.3	no person has any right to call for the transfer or issue of any of the Shares to such person; and

6.1.4	there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Seller in respect of the Shares or its entitlement to dispose of the Shares and there are no facts known to her which might give rise to any such proceedings or any such dispute.

7.	Release and Waiver

7.1.1	The Seller acknowledges that the Buyer shall purchase all of the remaining shares in the Company from the relevant shareholders under other sale and purchase documents, including (but not limited to, the Main Agreement) and that the purchase price for such shares shall be as set out in such documents.

7.1.2	The Seller confirms and agrees that:

(a)	save for the Purchase Price, no sum is due, owing or outstanding between the Seller on the one hand and the Buyer or any member of its group and their directors (including but not limited to Staffing 360 and the Company) on the other hand; and

(b)	it has no claim whatsoever against the Buyer or any member of its group and their directors (including but not limited to Staffing 360 and the Company) including, but not limited to, any claim for any consideration for the Shares, save for the Purchase Price.

To the extent that any such claim or sum does exist, the Seller hereby releases the Buyer and each member of its group and their directors (including but not limited to Staffing 360 and the Company) from it and waives all and any rights or claims which the Seller may have in respect of it.

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8.	Confidentiality and announcements

8.1	The Seller undertakes to the Buyer, and the Buyer undertakes to the Seller, to keep confidential the existence of this Agreement and to use such information only for the purposes contemplated by this Agreement.

8.2	The Seller undertakes to the Buyer to keep confidential the existence of the Main Agreement and to use such information only for the purposes contemplated by this Agreement.

8.3	Either party may disclose any information that it is otherwise required to keep confidential under this clause 8:

8.3.1	to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this Agreement, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party and the disclosing party shall be responsible to other party in the event that the person to whom it disclosed information takes any action that would constitute a breach of this Agreement; or

8.3.2	with the written consent of the other party; or

8.3.3	to the extent that the disclosure is required:

8.3.3.1	by law; or

8.3.3.2	by a regulatory body, tax authority or securities exchange,

but, where reasonably practicable, shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

8.4	No announcement, circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) shall be made prior to Completion by or on behalf of the Seller or the Buyer without the approval of the other (such approval not to be unreasonably withheld or delayed), save for the joint announcement contemplated by the Main Agreement and any announcement required by the Buyer by law, by a regulatory body, tax authority or securities exchange.

9.	Further assurance

9.1	At all times after the date of this Agreement the parties shall, at their own expense, execute all such documents and do all such acts and things as may reasonably be required for the purpose of giving full effect to this Agreement.

9.2	Following the Seller signing this Agreement, for so long as any of the Shares remain under her control, the Seller will hold the Shares and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of, or in connection therewith, in trust for the Buyer generally in respect of the Shares and, in particular, to enable the Buyer (or its nominee) to attend and vote at general meetings of the Company.

10.	Assignment

10.1	All rights under this Agreement are personal to the parties and may not be assigned by either party without the prior written consent of the other party. This agreement is binding on and will enure for the benefit of the parties' personal representatives and successors in title.

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10.2	Subject to clause 18.3, the parties may not assign, sub-contract, hold on trust or otherwise transfer all or any part of the benefit of this agreement.

10.3	The Buyer may at any time assign, sub-contract, hold on trust or otherwise transfer all or any part of its rights and benefits under this agreement to:

10.3.1	to any member of the Buyer's group for so long as that member remains part of the Buyer's group; and

10.3.2	by way of security to any bank or third party acting as lender to any group company, any member of the Buyer's group or any nominee of that bank or third party lender.

10.4	Any assignee permitted under clause 10.3 may in its own right enforce any term of this agreement in accordance with the terms of the agreement as if it were a party and may recover under this agreement as if it had acquired the Shares for the Purchase Price and on the other terms of this agreement and had sustained all diminutions of value, losses and expenses in consequence of the acquisition as may have been sustained by the Buyer and any subsequent holder of the Shares.

11.	Whole agreement

This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

12.	Variation and waiver

A variation of this Agreement must be in writing and signed by or on behalf of each party.

13.	Costs

Each party shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement.

14.	Notice

14.1	Any notice or other communication given or made in connection with this agreement must be in writing, signed by or on behalf of the party giving it and in English.

14.2	Other than as expressly permitted in this agreement, any such notice or communication must be served by delivering it personally or sending it by pre-paid recorded or special delivery post to the address and for the attention of the relevant party set out in clause 14.3. Provided that it has been correctly addressed as set out in clause 15.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

14.2.1	if delivered personally, at the time of delivery;

14.2.2	in the case of pre-paid first class post, two Business Days after the date of posting.

If receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day ("Working Hours") the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

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14.3	The addresses for service of the parties are as set out below (or any other as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 14):

14.3.1	Buyer: For the attention of: Brendan Flood, at address: 18 King William Street, London, EC4N 7BP;

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis; and

14.3.2	Sellers: to the address set out in the Schedule to this Agreement,

With a copy to: Boodle Hatfield LLP, 240 Blackfriars Road, London SE1 8NW, marked for the attention of Richard Beavan.

14.4	Other than as expressly permitted by this agreement, for the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act).

14.5	Communications between the Buyer and the Sellers for the purpose of agreeing the Completion Accounts and the Relevant Accounts may be transmitted by way of email to a valid subsisting email address of the intended recipient.

14.6	Each party irrevocably consents to service of any pre-action process (including any applications to the courts) and/or proceedings arising in relation to this agreement and any papers or documents in relation to those proceedings (Service Documents) on it in accordance with the provisions of this clause 14, without prejudice to the right of any party to serve Service Documents in any other manner permitted by law.

15.	Severance

15.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

15.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

16.	Third party rights

No term of this Agreement shall be enforceable by a third party (being any person other than the parties and their permitted successors and assignees).

17.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

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18.	Governing law and jurisdiction

18.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

18.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

AS WITNESS this Agreement has been entered into by the parties to it on the date appearing at the beginning of this Agreement.

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SCHEDULE

Purchase Price

1	2	3	4	5
Seller	Shares	Initial Payment	Second Payment (Loan Notes)	Maximum Third Payment
[•]	[•]	[•]	[•]	[•]

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Signed by LONGBRIDGE RECRUITMENT 360 LIMITED acting by a director:

Signed by [•]:

Signed by for and on behalf of STAFFING 360 SOLUTIONS, INC.:

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